UNITED STATES
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SCHEDULE 14A
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SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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CIMPRESS N.V.
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Cimpress N.V. intends to use the following information in connection with discussions it plans to have with shareholders to solicit support for proposals outlined in the definitive proxy statement for Cimpress' Annual General Meeting of Shareholders on November 13, 2018, which was filed with the Securities and Exchange Commission on October 22, 2018.

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Shareholder Q&A
We received a question from a shareholder after we filed our preliminary proxy statement, and we address that question below. Please read this response as a supplement to, and not in place of, the proposals and information contained in our definitive proxy statement filed with the Securities and Exchange Commission on October 22, 2018.
Question about Proposal 17 (Amend our 2016 Performance Equity Plan)
Q: One of the things that attracted me to Cimpress as an investment was your long-term compensation design. Why are you trying to undo it after only two years? I understand you would not make changes to the design for future grants to Robert and the Board, but why not include executive officers too? I’m concerned you’ll be able to make big changes to the LTI program for executives, including what constitutes good performance and when they can receive a payout. Are you having trouble motivating and retaining executives? Why should I support this proposal?

A:
We are not having trouble motivating and retaining our other executives; however, our organizational structure has changed significantly since the time we designed our current program, and we believe it is in the best interest of our shareholders to make some changes.

Before specifically answering your second question, i.e., why we believe shareholders should support this proposal, it's important to provide context. Today, for team members other than Robert Keane and the Board, our long-term incentive (LTI) program uses two vehicles: performance share units (PSUs) and a cash retention bonus. Team members that receive an award can elect the portion of their LTI grant which will be delivered in PSUs, subject to certain minimum thresholds by level, and what portion to allocate to cash retention bonuses. These cash retention bonuses generally vest ratably over a four-year period, with no connection to achieving performance targets, with neither downside for poor performance nor upside for good performance. More details on the current plan can be found in the LTI summary on our investor relations website at ir.cimpress.com.

The existing compensation structure was implemented prior to our change to a decentralized organizational structure when accountability for, and clarity of, results for each business was not able to be clearly established. As a result, the leaders of many of our businesses, including Vistaprint and most of our Upload and Print businesses, currently have no part of their compensation that is directly tied to the performance of their business. Given that we now can clearly assign accountability at the level of each business, we would like to change that. In some of our more recently acquired businesses, we have seen the direct correlation between long-term incentives or equity ownership and behaving with an owner's mindset. We therefore want to align a significant portion of team members' incentives to the value creation of the business in which each team member operates, while keeping any issuance of Cimpress shares dependent on strong performance for long-term shareholders.

The changes we seek to make would remove some of the detail in our 2016 Performance Equity Plan for team members (except for Robert Keane and the Board of Directors), so that we may more flexibly implement incentives. While we are not asking shareholders to vote on all of the specific changes we plan to make to our LTI program, it might be helpful to understand a few of the primary changes we anticipate implementing for executive officers and other senior leaders, which were the focus of the question:

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First, for our Chief Financial Officer Sean Quinn and our Chief Technology Officer Maarten Wensveen, 100% of their LTI would be in the form of PSUs. This differs from today where each of these executives can elect as low as 60% of their LTI in PSUs with the balance in the form of a cash retention bonus that does not include a performance condition. This means that our Board and the senior-most executives in the Cimpress center (i.e., not in a business) will have 100% of LTI in the form of PSUs.

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For top-level executives who lead specific businesses, including Trynka Shineman Blake, Peter Kelly and Don LeBlanc, we expect to eliminate their ability to elect any portion whatsoever to be paid as cash retention bonuses (which, as discussed above, are not tied to performance). But we would replace the current form of cash retention bonuses with cash bonuses or LTI tied directly to the results of the businesses that each of them respectively serves. As is the case today, these senior executives would also receive PSUs for a portion of their compensation so that they also have incentives tied to working together for the good of all of Cimpress.

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For senior team members other than those named in the above paragraphs, we expect incentive compensation will consist of a mix of PSUs and, in the same manner as discussed for the business leaders above, cash-based bonuses or LTI which will be based upon the performance of the Cimpress business for which they each work. The specifics of these changes are still being discussed, and we expect the design will appropriately differ from business to business. For example, we expect PSUs to feature more prominently for Vistaprint than for some of our smaller businesses given the relative contribution of Vistaprint to Cimpress.

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With several years of experience and reflection we do feel that, other than for Robert Keane and the Board, the six-year performance window which is part of our current program is far longer than market practice for share-based compensation awarded to executives. In order to be more attractive and competitive in the market for our talent, we intend that the PSUs for team members other than Robert Keane and the Board would have a performance measurement period of 4 to 8 years instead of the 6 to 10 years for the current program. The change we seek is to shorten the time to achieve a potential payout, not to make it easier to achieve a payout, so we expect to raise the performance threshold from 11% currently to 13% in year 4 and 12% in year 5. The measurement will still be based upon the compound annual growth rate of the three year moving average of the Cimpress share price, which is a feature of the equity plan that will remain unchanged.

In light of the above context, and to answer the question of why we recommend that our shareholders support this plan, we believe these changes will enable the following benefits to Cimpress and our long-term shareholders:

•	A more balanced incentive for our executive officers, where 100% of LTI is at risk, and any cash portion is subject to the achievement of goals directly in the control of the recipient.

•	Continued alignment between PSU recipients and long-term shareholder value creation.

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Improved ability to attract mid- and senior-level talent with a performance-based equity instrument that has a time-to-potential-payout that is more in line with norms offered by other firms who compete with us to attract and retain talent.

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A reduction in the number of shares we expect to issue under the plan, while keeping the total value of LTI grants (cash LTI and PSUs) roughly equivalent to the value of our recent grants (or lower, if cash LTI targets are not achieved).